UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2011 (May 26, 2011)

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2011, the Board of Directors of WellPoint, Inc. (the “Company”) appointed John E. Gallina, age 51, as Chief Accounting Officer of the Company effective immediately. Mr. Gallina will also serve as Senior Vice President, Controller and Chief Risk Officer of the Company. Mr. Gallina replaces Martin L. Miller as Chief Accounting Officer. The Company thanks Mr. Miller for his service and wishes him well in his future endeavors. He was removed without cause from his position as Senior Vice President, Chief Accounting Officer, Controller and Chief Risk Officer effective immediately. Mr. Miller’s departure from the Company is not related to the Company’s financial statements or accounting practices.

Mr. Gallina has held numerous financial positions with the Company since 1994. He most recently served as Senior Vice President of Internal Audit and Continuous Improvement since March 2010. Mr. Gallina has served as a Senior Vice President, Finance since August 2008 and served as interim Chief Accounting Officer from April 2008 to September 2008. Also, he served as Chief Financial Officer of Comprehensive Health Solutions Business Unit from January 2008 to January 2010. Prior thereto, Mr. Gallina served as Vice President, Corporate Financial Planning and Analysis from November 2000 to January 2008. Mr. Gallina is a participant in the WellPoint, Inc. Executive Agreement Plan and is subject to the covenants and restrictions contained therein. In connection with Mr. Gallina’s appointment, on June 1, 2011 he will receive a grant of restricted stock units with a grant date fair value of approximately $150,000 based on the market close price on June 1, 2011, in accordance with the Company’s Incentive Compensation Plan.

In addition, Jeffrey P. Fusile will be joining the Company next month as Senior Vice President and Chief Financial Officer, Strategic Business Units and Centers of Enterprise Excellence, replacing George L. Walker, who is retiring from the Company after 28 years of service. Mr. Fusile is currently the managing partner for the Indianapolis office of PricewaterhouseCoopers, LLP. He has more than 20 years finance and accounting experience and has focused on the health care industry for the past 15 years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2011

WELLPOINT, INC.

By:	/s/ John Cannon
Name:	John Cannon
Title:	EVP, General Counsel, Corporate Secretary and Chief Public Affairs Officer

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